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                            Amendment to the By-Laws
                                       of
                            Warburg, Pincus Trust II



Pursuant to Article VIII of the By-Laws of Warburg, Pincus Trust II, the name of the Trust shall be changed to Credit Suisse Warburg Pincus Trust II effective May 1, 2001.



Dated the 3rd day of April, 2001